Exhibit 10.23

May 26, 2026

Matt Frymier

[***]

[***]

Dear Matt,

As you know, on October 19, 2025, Evernorth Holdings, Inc. (the “Parent”), Pathfinder Digital Assets LLC (the “Company”) and Armada Acquisition Corp. II entered into that certain Business Combination Agreement (as may be amended from time to time, the “BCA”), pursuant to which the Parent will become a publicly traded company, with the Company continuing as a subsidiary of the Parent (the transactions contemplated by the BCA, the “Transactions”).

In connection with the Transaction, we are pleased to offer you employment with the Company on the terms and conditions set forth in this Executive Employment Offer Letter (together with all exhibits hereto, this “Agreement”). Any capitalized terms that are not defined in this Agreement will have the meaning given to such terms as set forth on Exhibit A hereto.

1.

Effectiveness of this Agreement. This Agreement will become effective as of the date on which the Transactions are consummated (the “Closing”) and will remain in effect until terminated in accordance with the provisions set forth herein; provided, however, that if the Closing does not occur for any reason or if the BCA is terminated in accordance with its terms, then this Agreement shall be of no force or effect and shall be void ab initio.

2.	Position. Your title will be Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company.

3.

Duties. You will have such duties and responsibilities as are commensurate with your position, as may be assigned to you from time to time by the Chief Executive Officer of the Company. You will devote your full working time and attention to your duties and use your best efforts to promote the interests of the Parent and the Company. You will not engage in any other business, profession or occupation, whether paid or unpaid, or serve on any board of directors or advisory board of any other company, except that you may (i) engage in charitable activities and community affairs, (ii) manage your personal investments and affairs (including angel investments and passive ownership interests in entities in which you do not have an active operational role), provided that such investments do not create a conflict of interest with the Parent or the Company, as determined by the Company (or Parent Board) in its sole discretion, and (iii) with the prior written approval of the Company, which approval may be granted or withheld in its sole discretion), serve on the board of directors or advisory board of, or as an advisor to, other for-profit companies, in each case, subject to applicable law, the Company’s code of conduct and the PIRCA (as defined below) and any other policy of the Parent or the Company. You will perform your duties remotely and will travel to other locations as may be reasonably required from time to time to fulfill your duties.

4.

Base Salary. During your employment with the Company, you will receive an annual base salary of US$500,000 (“Base Salary”), less applicable withholdings, which will be paid in accordance with the Company’s ordinary payroll practices as established from time to time. This is a full-time, exempt position, in compliance with applicable federal and state laws. Your Base Salary will be reviewed annually and is subject to adjustment at the sole discretion of the Parent Board (the “Parent Board”) (or the compensation committee thereof).

5.

Annual Bonus. During your employment with the Company, you will be eligible to participate in, and receive an annual cash bonus under, the Company’s annual cash performance bonus program, as established by the Parent Board (or the compensation committee thereof) from time to time (the “Annual Bonus”). Your target Annual Bonus shall be equal to 50% of your Base Salary in effect for the applicable fiscal year (the “Target Bonus”). The actual amount of your Annual Bonus for any fiscal year, if any, shall be subject to an assessment, in the sole discretion of the Parent Board (or the compensation committee thereof), of Company and individual performance in accordance with the terms of the annual cash bonus program established by the Parent Board (or the compensation committee thereof) in respect of such fiscal year. The actual amount of your Annual Bonus earned in respect of any fiscal year will be paid no later than March 15 of the year following the fiscal year to which such Annual Bonus relates. Except as provided in Section 12 below, in order to receive payment of your Annual Bonus for any fiscal year, you must remain employed by the Company through the applicable payment date of such Annual Bonus. Your receipt of an Annual Bonus at any time shall not be construed as creating any expectation of or entitlement to future Annual Bonus payments or with respect to the amount thereof.

6.

Initial Equity Award. Following the Closing, and subject to the terms and conditions set forth herein, the Parent shall grant to you an award of restricted stock units (“RSUs”) with respect to shares of Class A common stock of the Parent, par value $0.001 per share (“Parent Shares”), with a targeted grant date value of US$5,600,000 (the “Initial Equity Award”). The Initial Equity Award will vest as follows: (1) 43.75% of the Initial Equity Award will vest on the later of: (a) the first date following the Closing upon which the Rule 144 exemption under the Securities Act of 1933, as amended, becomes available with respect to the resale of the Parent Shares (as determined by the Parent) (such date, the “Rule 144 Availability Date”), and (b) September 3, 2026 (such date, the “First Vesting Date”), and (2) the remaining 56.25% shall thereafter vest in 11 equal quarterly installments on the 15th day of the middle month of the financial quarter during which a vesting date occurs, in each case of clauses (1) and (2), subject to your continued employment with the Company through the applicable vesting date. In the event that your employment is terminated by the Company without Cause or due to your death or Disability (each, as defined below) during the period beginning on the date that the Initial Equity Award is granted to you and ending as of immediately prior to the First Vesting Date, then the installment of your Initial Equity Award that would otherwise have vested on the First Vesting Date pursuant to Section 6(1) of this Agreement shall accelerate and vest as of your Termination Date (as defined below), provided that you satisfy the Release Requirement. In the event that a Change in Control (as defined in the Parent Equity Plan) occurs during the period beginning on the date that the Initial Equity Award is granted to you and ending as of immediately prior to the First Vesting Date, then 50% of your total Initial Equity Award shall be deemed vested as of the Change in Control. In the event your employment is terminated by the Company without Cause or due to your resignation for Good Reason, in each case, on or within 12 months following a Change in Control at any time, then any then-unvested portion of the Initial Equity Award shall accelerate and vest in full as of your Termination Date, provided that you satisfy the Release Requirement. The Initial Equity Award will be granted under, and subject to the terms and conditions of, the Parent’s 2026 Omnibus Incentive Plan (as amended from time to time, and together with any successor plan thereto, the “Parent Equity Plan”) and an applicable award agreement to be provided to you at the time of grant (the “Award Agreement”), in each case which will control in the event of a conflict herewith. The Initial Equity Award is subject to the adoption of the Parent Equity Plan by the stockholders of the Parent and your execution of the Award Agreement. For the avoidance of doubt, the acceleration provisions set forth in this paragraph shall apply solely to this Initial Equity Award and shall not apply to any subsequent, annual, or refresh equity grants.

7.

Employee Benefits; Vacation. During your employment with the Company, as an employee of the Company, you will also be eligible to receive certain employee benefits offered by the Company to similarly situated employees of the Company. Your eligibility to participate in any employee benefit plans and the terms of your participation in such plans will be governed by the applicable benefit plan documents, as may be in effect from time to time, and nothing in this Agreement can, or will be deemed to, modify the provisions of those plans. In addition, during your employment, you shall be entitled to vacation in accordance with the Company’s policies to the same extent applicable generally to other similarly situated employees of the Company, as they may be amended from time to time.

8.

Expense Reimbursement. The Company shall reimburse you for reasonable travel and other business-related expenses incurred by you in the fulfillment of your duties, subject to the Company’s travel and expense reimbursement policies, as may be amended from time to time.

9.

Indemnification. During your employment, you will be covered by the Parent’s Directors and Officers (D&O) liability insurance policy and indemnified to the maximum extent permitted by the Parent’s bylaws and other governing documents, as may be amended from time to time, and applicable law.

10.

Employment Relationship. Your employment with the Company will be terminated (a) immediately upon your death or Disability, (b) by the Company at any time (with or without Cause), or (c) by you upon at least 60 days’ prior written notice (subject to the Company’s election to terminate your employment prior to the end of such period, which shall not constitute, for the avoidance of doubt, a termination without Cause). The effective date of your termination of employment is referred to as your “Termination Date”.

11.	Termination of Employment.

a.

Accrued Obligations. In the event of your termination of employment for any reason, you will be entitled to receive the following: (i) any earned but unpaid Base Salary through your Termination Date; (ii) reimbursement for any unreimbursed business expenses properly incurred and submitted by you in accordance with the Company’s reimbursement policies prior to Termination Date; and (iii) such accrued and vested employee benefits, if any, as to which you are entitled under the employee benefit plans of the Company (collectively, the “Accrued Obligations”).

b.	Severance.

i.

Termination of Employment Without Cause. If your employment is terminated by the Company without Cause, then, subject to (x) your satisfaction of the Release Requirement and (y) your compliance with the Continuing Obligations, you will be entitled to receive the following: (A) continued payment by the Company of your Base Salary at the rate in effect as of your employment termination date during the 9-month period following the Termination Date, payable in accordance with the Company’s regularly payroll procedures, (B) payment of any earned but unpaid Annual Bonus for the fiscal year prior to the fiscal year of the Company in which Termination Date occurs, which such bonus payment shall be payable at the same time that such bonuses are otherwise paid to similarly situated employees of the Company, and (C) monthly reimbursement by the Company of the COBRA premiums for your (and your eligible dependents’) continued group health and dental plan coverage in which you (and your eligible dependents’) were enrolled as of immediately prior to your Termination Date, less active employee rates (which you will pay), during the 12-month period following your Termination Date (or, if earlier, until you become eligible to be covered under a subsequent employer’s group health insurance plan) (provided that you agree to provide the Company with written notice of your eligibility to be covered under a subsequent employer’s health insurance plan no later than five (5) business days after you become eligible for such coverage) (clauses (A) through (C), collectively, the “Severance Benefits”). Notwithstanding anything to the contrary herein, if, following your Termination Date, you materially breach any of the Continuing Obligations, then you shall cease to be eligible for the Severance Benefits, and any and all obligations and agreements of the Company with respect to such payments and benefits shall thereupon cease.

ii.

Resignation for Good Reason. If your employment is terminated due to your resignation for Good Reason, then, subject to (x) your satisfaction of the Release Requirement and (y) your compliance with the Continuing Obligations, you will be entitled to receive continued payment by the Company of your Base Salary at the rate in effect as of your employment termination date during the 6-month period following the Termination Date, payable in accordance with the Company’s regularly payroll procedures (the “Good Reason Benefits”). Notwithstanding anything to the contrary herein, if, following your Termination Date, you materially breach any of the Continuing Obligations, then you shall cease to be eligible for the Good Reason Benefits, and any and all obligations and agreements of the Company with respect to such payments and benefits shall thereupon cease.

Notwithstanding anything to the contrary herein, any payment of the Severance Benefits under Section 12(b)(i) or the Good Reason Benefits that is scheduled to occur within the first 60 days following the Termination Date shall not be paid until the first regularly scheduled payroll date following such period and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

12.

Code of Conduct and Policies. You will be subject to and will abide by each of the Parent’s and the Company’s personnel policies which are applicable to you to the extent applicable to similarly situated employees of the Company or as otherwise required by law or applicable stock exchange listing rules, including, without limitation, the Parent’s and/or the Company’s code of conduct, insider trading policy, any policy restricting pledging and hedging investments in equity securities of the Parent, any share ownership policy, and any policy regarding the recoupment of compensation, as may be implemented or amended by the Parent or the Company from time to time.

13.

Proprietary Information and Restrictive Covenant Agreement. Your employment and this Agreement, including any payments or benefits set forth herein, are conditioned upon you signing, returning and complying with the Company’s Proprietary Information and Restrictive Covenant Agreement (“PIRCA”), which is attached hereto as Exhibit B.

14.	Miscellaneous.

a.

No Conflict. You represent and warrant that you are not a party to any other enforceable agreement with a third party that will interfere with your ability to fully and satisfactorily provide the services for which you are being employed by the Company to provide. You further agree that you will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company (including, without limitation, the Company’s computer systems or any computing device issued to you by the Company) any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality, unless consented to in writing by that former employer or person.

b.

Section 280G. If you would be entitled to payments or benefits under this Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code (“Section 280G”) and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code (“Section 4999”), the present value of such payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if you would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. If payments or benefits are to be reduced, any such reduction in payments and/or benefits shall be made in accordance with Section 409A and shall occur in the manner that results in the greatest economic benefit to you as determined by the Company’s independent accountant. All determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and Section 4999 will be made by the Company’s independent accountant and shall be final and binding on the parties.

c.

Section 409A. It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the Code (“Section 409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with such intent. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A, and the Company makes no representations that this Agreement is exempt from or complies with Section 409A. For purposes of Section 409A, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A. To the extent that you are a “specified employee” within the meaning of Section 409A as of the date of your separation from service (as determined by the Company), no amounts payable under this Agreement that constitute “deferred compensation” within the meaning of Section 409A that are payable on account of your separation from service will be paid to you until the expiration of the six-month period measured from the date of your separation from service (or, if earlier, the date of your death following such separation from service). Upon the first business day following the expiration of such delay period, all such amounts deferred pursuant to the preceding sentence will be paid to you (without interest). Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (y) the reimbursements for expenses for which you are entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

d.

Withholding. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes or other amounts required to be withheld or deducted by law or contract.

e.	Headings. The headings in this Agreement are included for convenience of reference only and will not affect the interpretation of this Agreement.

f.

Governing Law; Venue; Waiver of Jury Trial. This Agreement and any dispute arising out of or relating to it shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles. Any action, suit or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the State of Nevada, and you and the Company hereby irrevocably submit to the personal jurisdiction of and venue in such courts and waive any objection based on forum non conveniens, improper venue or lack of jurisdiction. You and the Company hereby expressly waive the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

g.

Entire Agreement. This Agreement, including the enclosures, set forth the terms of your employment with the Company and supersede any prior representations or agreements between you and the Parent and/or the Company (or any of their respective affiliates), whether written or oral, regarding the terms of your employment with the Company, including, without limitation, that certain Employment Relationship Term Sheet provided to you prior to the date hereof. This Agreement may not be modified or amended except by a written document, signed by you and any individual duly authorized by the Parent Board (or the compensation committee thereof).

h.

Severability. In case any one or more of the provisions, subsections or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

i.	Successors and Assigns. This Agreement will inure to the benefit of the Parent, the Company and their respective successors and assigns (as applicable).

j.

Advice of Counsel and Advisors. You hereby represent and warrant that, consistent with and in satisfaction of the requirements of California Labor Code Section 925, you were individually and competently represented by competent legal counsel of your choice in the negotiation and drafting of the terms of this Agreement; that such counsel negotiated with the Parent and the Company the choice-of-law and venue selection provisions of Section 16(f) of this Agreement; and that you with that understanding, intend to be bound by such provisions, including with respect to the designation of the choice of law and venue in which any controversy arising from the interpretation, meaning or effect of the terms of this Agreement are to be applied.

k.

Acceptance. To indicate your acceptance of the Company’s offer, please sign, date and return this Agreement, the PIRCA and the Code of Conduct Acknowledgment. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

* * * * *

We look forward to working with you at Pathfinder Digital Assets LLC.

Very truly yours,

Pathfinder Digital Assets LLC

By:	/s/ Asheesh Birla

Name:	Asheesh Birla
Title:	CEO

Evernorth Holdings, Inc.

By:	/s/ Asheesh Birla

Name:	Asheesh Birla
Title:	CEO

AGREED AND ACCEPTED:

By:	/s/ Matt Frymier

Name:	Matt Frymier
Date:	5/26/2026

EXHIBIT A

Definitions

For purposes of the Agreement:

“Cause” means the occurrence of any of the following: (i) your grossly negligent or willful failure to substantially perform your duties under this Agreement or any other duties or responsibilities agreed to by you and the Parent or the Company, which failure continues for ten (10) days after the Parent or the Company provides you with written notice specifying such failure; (ii) your material breach of this Agreement or any other written agreement between you and the Parent or the Company, which breach remains uncured for ten (10) days after the Parent or the Company provides you with written notice specifying such breach (provided that if such breach is not capable of cure, no such notice and cure period shall apply); (iii) your dishonesty, gross negligence or willful misconduct with respect to the performance of your duties; (iv) your conduct that materially harms the reputation or business of the Parent or the Company; or (v) your commission of any felony crime or fraud or violation of securities laws.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Obligations” means your compliance with any restrictive covenant agreement between you and the Company, including, without limitation, the PIRCA.

“Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in your death or which has lasted or can be expected to last for a continuous period of no less than 12 months.

“Release Requirement” means you have executed and delivered to the Company a waiver and general release of claims, in a form to be reasonably provided by the Company to you following your Termination Date that becomes effective and irrevocable within 60 days following your Termination Date. For the avoidance of doubt, the Release Requirement will not require you to release any entitlements with respect to any vested equity awards.

“Good Reason” means the occurrence of any of the following events without your written consent: (i) a material diminution in your authorities, duties or responsibilities (provided that, the occurrence of a Change in Control (or the Company becoming a subsidiary or a business unit of a larger company in connection therewith), by itself, shall not constitute Good Reason); (ii) a material reduction in your Base Salary by more than ten percent (10%), unless such reduction is part of a general reduction affecting all senior executives of the Company; (iii) a material and willful failure by the Company to pay your Base Salary or earned Annual Bonus in accordance with the terms hereof, which failure remains uncured for ten (10) days after you provide written notice to the Company specifying such failure; or (iv) a requirement that you relocate your principal place of employment to a location more than fifty (50) miles from your then-current principal place of employment. Notwithstanding the foregoing, your resignation shall not constitute a resignation for Good Reason unless: (A) you provide the Company with written notice of the condition giving rise to Good Reason within thirty (30) days of the initial existence of such condition; (B) the Company fails to cure such condition within thirty (30) days after receipt of such written notice; and (C) you resign from employment with the Company within thirty (30) days after the expiration of the Company’s cure period. If you fail to comply with any of the foregoing requirements, the condition constituting Good Reason shall be deemed irrevocably waived.

EXHIBIT B

PROPRIETARY INFORMATION AND RESTRICTIVE COVENANT AGREEMENT

This Proprietary Information and Restrictive Covenant Agreement (“Agreement”) is entered into by and between Pathfinder Digital Assets LLC and its current and future parent companies and their subsidiaries, affiliates, successors and assigns (collectively, the “Company”) and me, Matt Frymier as of the date I execute this Agreement (the “Effective Date”).

I acknowledge that I am entering into the following terms voluntarily, in return for and as a condition of my employment or continued employment with the Company. I further acknowledge that the Company has instructed me that I would not be eligible for Company employment or (as may be applicable) promotion into a new position with the Company in the absence of my express, documented agreement to the below terms. Further, I understand and acknowledge that in the absence of my assenting to the terms of this Agreement, the Company would not supply me with any Confidential Information (as defined below) or trade secrets that may be required for my job duties.

1.	Employment

(a)  Employment Term. I understand and acknowledge that my employment with the Company constitutes “at-will” employment and that nothing in this Agreement or in my Executive Employment Offer Letter to which this Agreement is attached (the “Employment Agreement”) alters or changes such status. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, subject to and in accordance with Section 11 of the Employment Agreement.

(b)  Compliance with Fiduciary Duties of Loyalty. For the entire duration of my employment, including, without limitation, over any courtesy notice period I provide between notifying the Company of the end of my employment and my final date of Company employment, I will not engage in any other employment, occupation, consulting practice or other business activity that conflicts with and therefore violates my fiduciary obligations to the Company under governing law. This includes, for example, soliciting the Company’s employees, customers, vendors and other business partners to end their Company employment or terminate their Company relationship, or engaging in conduct that diminishes, takes away or negatively impacts opportunities for the Company while I am a Company employee.

2.	Non-Disclosure of Confidential Information

(a)  Definition of Company Confidential Information. “Confidential Information” means Company information or Third-Party Information that is disclosed to me or which I become aware of as a consequence of or through my employment or business relationship with the Company, which is not generally known outside of the Company. “Confidential Information” includes, without limitation, all Company confidential, proprietary, or non-public information, documents, codes, algorithms, data, trade secrets and/or know-how, including, but not limited to market research, works of original authorship, intellectual property (including, but not limited to, unpublished works and undisclosed patents), business plans, financial data and statements, revenue or other financial projections or strategies, capital expenditure plans, inventions (whether or not patentable), forecasts, vendor/customer/employee lists, product or service roadmaps, new product plans or designs, computer code (object or source), technological architecture and infrastructure data and other information pertaining to the Company’s technologies, strategic policies and plans, employee or customer information and data, marketing/pricing/operational strategies and analyses, merger and acquisition plans/strategies or related transactional data and terms, research and development pertaining to actual or prospective offerings/products/services or plans/strategies. Confidential Information also includes information that has become publicly known and made generally available through a wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved. Confidential Information also includes “Third-Party Information,” which means non-public and/or competitively sensitive information from any third-party entity or person (including customers or vendors) that has entrusted such information to the Company in confidence with the expectation of privacy and confidentiality, whether such expectation was documented formally (such as in writing) or informally. I acknowledge that the Company agrees to provide me with access to such Confidential Information as is necessary to perform my duties for the Company only upon the condition that I adhere to the terms set forth above.

(b)  Promises Concerning Confidential Information. Subject to Section 3 below, throughout my employment with the Company and after the end of my employment with the Company (regardless of the reason for the end of my employment with the Company), for so long as the Company’s Confidential Information is not generally known to the public:

(i)

I will hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its disclosure to any unauthorized person or entity, and follow all of the Company’s policies protecting Confidential Information.

(ii)

I agree that I will maintain, transmit and/or store all Confidential Information to which I receive access or permissions exclusively on the Company’s managed, maintained and/or approved devices, systems and/or accounts, and solely on the devices, systems and/or accounts that I am explicitly authorized to maintain, transmit and/or store such Confidential Information (which also means, for the avoidance of doubt, that I will not transfer any Confidential Information onto my own or any other third party’s own devices, systems and/or accounts);

(iii)

I will not, directly or indirectly, use, disclose or make available to any third-party person or entity any Confidential Information, other than in the proper performance of my duties during my employment with the Company and only as expressly authorized by Company management with discretion and control over the use of the Company’s Confidential Information;

(iv)

I will not use the Company’s Confidential Information or trade secrets in furtherance of any attempt by me or any other person or entity to solicit, induce, recruit or take away clients, vendors, employees or customers of the Company (or, for the avoidance of doubt, use, disclose or otherwise leverage any Confidential Information in any manner deviating from the manner in which I am expressly authorized to use or disclose such Confidential Information); and

(v)

if I learn that any person or entity is taking or threatening to take any actions which would compromise any Confidential Information, I will promptly advise the Company of all facts concerning such action or threatened action.

I understand that my obligations under this Section 2(b) will terminate only at such time as the Confidential Information in question becomes generally known to the public through no wrongful act of me or others who are or were under confidentiality obligations (whether by contract or under governing state and/or federal trade secret laws) as to the item or items of Confidential Information involved. I further agree that I will adhere to my obligations under this Section 2(b) with respect to any Confidential Information that qualifies as trade secrets for so long as such trade secrets legally qualify for protection under governing state and federal law. Because the Company conducts business globally and the Confidential Information (or copies of the Confidential Information) may be electronically transmitted to any location, I agree and acknowledge that a worldwide geographic restriction governing my activities concerning Confidential Information is reasonable to protect the Company’s legitimate business interests in its Confidential Information.

(c)  Third-Party Information. I recognize that the Company has received Third-Party Information (as defined above) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Subject to Section 3 below, I agree to hold all such Third-Party Information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my work for the Company. In this regard, I therefore expressly agree to treat any such Third-Party Information in the same manner as that set forth in Section 2(b), unless an agreement or contract terms with the respective third party deviate from the terms of Section 2(b), in which case I promise to abide by all express contractual terms governing the treatment of such Third-Party Information and as otherwise directed by persons employed by the Company and vested with authority to direct the treatment of the subject Third-Party Information.

3.	Protected Conduct

(a)  Permitted Disclosures. Nothing in this Agreement prohibits me from (i) opposing an event or conduct that I reasonably believe is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event); (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees, or between an employer and an employee or otherwise); (iii) reporting any such event(s) or conduct to my attorney, law enforcement or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, the state or local agency for human rights); or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct. Nothing in this Agreement shall prohibit any non-management, non-supervisory employees from engaging in protected concerted activity under §7 of the NLRA or similar state law such as joining, assisting or forming a union, bargaining, picketing, striking or participating in other activity for mutual aid or protection, or refusing to do so; this includes using or disclosing information acquired through lawful means regarding wages, hours, benefits or other terms and conditions of employment, except where the information was entrusted to the employee in confidence by the Company as part of the employee’s job duties.

(b)  Immunity under the Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1836, et seq. I further agree that the Company has informed me of the following: (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

4.	Intellectual Property

(a)  Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all of my right, title and interest in and to any and all works of authorship, mask works, domain names, discoveries, learnings, inventions, developments, research, technology, concepts, ideas, information, know-how, designs, improvements, processes, methods, trade secrets, software, firmware, content, audio-visual materials, tools, techniques, data, plans, devices, apparatuses, specifications, prototypes, circuits, layouts, algorithms, programs, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not patentable or registrable under copyright or similar laws (including any and all Intellectual Property Rights therein, related thereto or embodied therein), that I solely or jointly make, conceive, create, develop or reduce to practice, or cause to be made, conceived, created, developed or reduced to practice, during the period of my employment with the Company (collectively referred to as “Intellectual Property”) and that (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) are useful with or in or relate to the Company’s current or anticipated business or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property is and will be the sole and exclusive property of the Company. For the avoidance of doubt, any assignee listed in a patent assignment provided to me for execution by the Company or one of its authorized representatives (such as its outside patent counsel) shall be a “designee” under this section. I further acknowledge that all works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be a work made for hire, then I will and hereby do assign all of my right, title and interest in such Intellectual Property to the Company, except as provided in Section 4(e).

My assignment of Intellectual Property includes all rights throughout the world that may be known or referred to a “moral rights,” “artist’s rights” or “droits moral,” including all rights of attribution, paternity, integrity, modification, disclosure and withdrawal and any other such rights (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any rights to apply therefor, any applications therefor, and the right to claim priority to any such applications, as well as all rights to pursue remedies for infringement or violation thereof).

(b)  Intellectual Property Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in and to the Intellectual Property, including any copyrights, patents, trademarks, domain names, industrial registrations or other Intellectual Property Rights relating thereto, in any and all countries, including fully disclosing to the Company all pertinent information and data with respect thereto and the review and/or execution of all applications, specifications, oaths, assignments and other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and designees the sole and exclusive right, title and interest in and to such Intellectual Property, including any copyrights, patents, trademarks, domain names, industrial registrations or other Intellectual Property Rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent and copyright, trademark or domain name registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney-in-fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c)  Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, data, code, script, sketches, drawings, works of authorship, images or in any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d)  Intellectual Property Retained and Licensed. I provide below a list of all works of authorship, inventions, developments, improvements, trademarks, designs, domain names, processes, methods and trade secrets that were made by me prior to my employment with the Company (collectively referred to as “Prior Intellectual Property”), that belong to me, that relate to the Company’s proposed business, products or research and development, and that are not assigned to the Company hereunder; or, if nothing is indicated below, I represent that there is no such Prior Intellectual Property. If in the course of my employment with the Company, when acting within the scope of my employment or otherwise on behalf of the Company, I use or disclose my own confidential and/or non-public information or intellectual property (including, without limitation, any Prior Intellectual Property owned by me or in which I have an interest) or any third party’s confidential information or intellectual property (or if any Intellectual Property cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploit” or “Exploited”) without using, misappropriating, infringing or violating the foregoing), the Company shall have and I hereby grant a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, assignable, transferable, sublicensable right and license to make, have made, modify, use, sell, fully Exploit and exercise all rights in such confidential information and intellectual property and all Intellectual Property Rights embodied therein or related thereto. I will not use or disclose any such confidential information or intellectual property for which I am not fully authorized to grant the foregoing license.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Intellectual Property does not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities or trade secret information; and (iii) does not result from any work performed by me for the Company; and (iv) does not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meets the criteria for exclusion set forth herein and is not otherwise disclosed pursuant to Section 4(d) above.

5.	The Company’s Proprietary Interests and Rights.

(a) Return of Company Property. At the request of the Company (or, without any request, no later than the last date of my employment with the Company, regardless of the reason for my Company employment ending), I will immediately deliver to the Company all devices, keys, access cards, systems, accounts, documents and data of the Company that is owned, controlled by, maintained by, or licensed to the Company, including but not limited to all documents, devices, keys, access cards, accounts, Confidential Information and Third-Party Information (collectively, “Company Property”) that is then in my possession, custody or control. This return obligation expressly includes, without limitation, all Company Property in electronic form stored within any device, system or account that is not owned, controlled, managed or maintained by the Company (irrespective of whether my return of any such Company Property reveals that I have violated this Agreement by virtue of the location(s) where such Company Property, Confidential Information and/or Third-Party Information is stored by me). I will not delete or alter any information on any devices or electronic accounts that are Company Property and that I return to the Company in compliance with this Section 5(a), regardless of whether I believe any such information is personal or unrelated to my employment with the Company or the business of the Company. If, in complying with the terms of this Section 5(a), I must return any Company Property (including any Confidential Information and/or Third-Party Information) that was transferred to any device, system or account that is not owned, controlled, managed or maintained by the Company, I promise and agree to fully disclose all locations where any such Company Property has been transmitted by me. I agree that the Company has the right, to the fullest extent permitted by governing law, to participate in, directly oversee, or monitor my return of any of the Company Property, or to otherwise require any other reasonable steps in furtherance of ensuring that Company Property (including Confidential Information and/or Third-Party Information) has been removed from my possession, custody or control and that no third party is in possession, custody or control of any such Company Property.

(b) Right to Inspection. I further acknowledge and agree that, to the fullest extent permitted by governing law, I have no expectation of privacy with respect to any information maintained on any Company-issued device or equipment. If the Company reasonably suspects that during or upon the end of my employment, I have maintained Confidential Information, Third-Party Information, or other sensitive materials concerning the Company or its business on any device, system or account that is not owned, controlled or maintained by the Company and, therefore, not subject to return to the Company, then I agree to make such device, system or account available for examination and/or imaging by a qualified, computer forensic specialist selected by the Company upon the Company’s written notification.

6.	No Conflict

I represent and warrant that I am not a party to any other agreement that will interfere with my ability to fully and satisfactorily provide the services for which I am being employed by Company. Further, I agree that I will fully comply with all enforceable and in-force post-employment restrictive covenant obligations between me and any of my former employers. I agree that I will not, during my employment or other business relationship with the Company, use or disclose any proprietary or confidential information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of the Company (including, without limitation, via transfer to any Company owned, managed or maintained device, system or account) any unpublished document, property or proprietary or confidential information or trade secret belonging to any such former employer or other person, or entity to whom I have an obligation of confidentiality (by contract or governing law) unless consented to in writing by such former employer or other person or entity.

7.	Notification to New Employer

In the event that my employment with the Company ends, irrespective of the reason for the end of my Company employment, I hereby expressly authorize the Company to contact and notify my new employer, business partner or member (as applicable) of my rights and obligations under this Agreement. In addition, I understand, acknowledge and promise to provide a copy of this Agreement to any new employer, business partner or member prior to the end of my employment with the Company, in furtherance of ensuring that all relevant parties are apprised of and engage in reasonable and prudent business efforts to ensure compliance with the terms of this Agreement.

8.	Post-Employment Business Activity Restrictions

(a) Acknowledgement of Reasonableness. I agree and acknowledge that the terms set forth below in Sections 8(b)-(c) are reasonable and tailored to the Company’s legitimate business interests in its Confidential Information, trade secrets, long-standing customer relationships and business goodwill and that Sections 8(b)-(c) as crafted and as applied to my specific employment extend no further than necessary to protect those legitimate business interests. I further acknowledge and agree that the Company’s market for its existing and/or proposed products and services is worldwide and that given the specific nature of the Company’s business, which involves electronic technologies unrestrained by borders or geographic regions (and which is, in fact, uniquely competitive and derives revenues largely by virtue of its lack of geographic specificity), geographic boundaries do not define the scope of competition in this field.

(b) Non-Solicitation of Certain Personnel and Relationships. I acknowledge that the Company’s relationships with its employees and other Restricted Persons (as defined below) constitute a valuable business asset and that the stability of the Company’s workforce and similar business relationships, as well as the maintenance and protection of the Company’s goodwill held and maintained by such individuals and entities, in addition to the Confidential Information vested in them, give rise to valid and legitimate business interests worthy of a reasonable restriction governing my conduct both during and following the end of my Company employment. Accordingly, during my employment with the Company and for a period of twelve (12) months immediately following the end of my employment with the Company (regardless of the reason for my Company employment ending), I will not, directly or indirectly, solicit, recruit, induce or encourage nor attempt to solicit, recruit, induce or encourage any Restricted Person to leave or end their relationship with the Company in order to enter into an employment, consulting, contractor or other business relationship with any other person or entity.

“Restricted Person” means any employee, consultant, or advisor of the Company (as well as any person providing services to the Company while employed by a professional employer organization, employer of record or agency) who, at the time I take any of the actions restricted by this Section 8(b) remained employed by the Company or continued rendering services to the Company, and with whom: (i) I had detailed contact concerning the Company’s products or services in the twenty-four (24) months immediately prior to the end of my employment with the Company; or (ii) I directly supervised in the twenty-four (24) months immediately prior to the end of my employment with the Company; or (iii) I developed or exchanged Confidential Information in furtherance of the Company’s operations.

(c) Customer Non-Solicitation. I agree that during my employment with the Company and for a period of twelve (12) months immediately following the end of my employment with the Company (regardless of the reason for my Company employment ending), I will not, other than on the Company’s behalf, directly or indirectly call upon, induce or solicit or attempt to call upon, induce or solicit any Restricted Customer for the purpose of transacting business with that Restricted Customer that is the same as or similar to the business such Restricted Customer transacts with the Company.

“Restricted Customer” means any customer of the Company who, at the time I take any of the actions restricted by this Section 8(c), remains an active Company customer whose business activities with the Company generated Company revenues in the twenty-four (24) months immediately prior to the end of my employment with the Company, and with respect to whom: (i) I sold to, serviced or transacted business with (or directly supervised one or more employees who did so on the Company’s behalf) in the twenty-four (24) months immediately prior to the end of my employment with the Company; or (ii) I developed, used or leveraged Confidential Information in furtherance of the Company’s transacting business with or maintaining its relationship with the customer.

9.	Non-Disparagement

Subject to Section 3 above, during my employment with the Company and at all times thereafter, I agree that I shall not make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media, in any form or medium (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium), which disparages, impugns or attacks, or is otherwise critical of, the reputation, business or character (each, a “Disparaging Statement”) of Ripple Labs, Inc., a Delaware corporation, the Parent, the Company or any of their respective affiliates, directors, officers, employees or shareholders. In addition, the Company agrees that the Company shall direct the Company’s executive officers (within the meaning of Rule 3b-7 of the Exchange Act) and their authorized spokespersons (in each case solely within their professional capacity) not to make any Disparaging Statement of you.

10.	Cooperation

Subject to Section 3 above, during my employment with the Company and at all times thereafter, I agree to cooperate in good faith with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into my possession, all at times and on schedules that are reasonably consistent with my other permitted activities and commitments). The Company will reimburse me for any reasonable, out-of-pocket travel, lodging and meal expenses incurred in connection with my performance of obligations pursuant to this Section 10 for which I have obtained prior written approval from the Company.

11.	Representations

I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to or during my employment with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I further represent that I do not presently perform or intend to perform, during the term of my employment with the Company, consulting or other services for, and I am not presently employed by and have no intention of being employed by, any third party whose business(es) or proposed business(es) in any way involves products or services that would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of my employment with the Company.

12.	Equitable Relief; Attorney Fees and Costs

The Company and I each agree that disputes relating to or arising out of a breach or threatened breach of this Agreement may cause the Company or me, as applicable, to suffer irreparable harm and to have no adequate remedy at law. In the event of any such breach or default by a party, or any threat of such breach or default, the other party will be entitled to injunctive relief, specific performance and other equitable relief as warranted by the facts and governing law.

Further, unless barred by the laws of the jurisdiction governing this Agreement, I agree and understand that the Company is entitled to recover its reasonable attorney fees and costs it incurs in any action the Company brings to enforce the terms of this Agreement in which it receives a final judgment in its favor concerning a violation of any term or provision set forth at Sections 1(b), 2, 4, 5, 8, 9 and/or 10.

The parties agree that, if a claim arising from this Agreement is subject to an arbitration provision, the award to which the aggrieved party may be entitled in arbitration would be rendered ineffectual without the availability of temporary and/or preliminary injunctive relief from a court, even if the operative arbitral rules allow for interim relief by the arbitrator, and that the aggrieved party may therefore seek temporary and/or preliminary injunctive relief in court to preserve the status quo without waiving its right to have an arbitrator determine claims by or against the aggrieved party that seek damages, permanent injunctive relief or other equitable relief.

13.	General Provisions

(a) Governing Law; Consent to Personal Jurisdiction. I acknowledge and agree that this Agreement and any dispute arising out of or relating to it shall, to the fullest extent permitted by law, be governed by and construed in accordance with the laws of the jurisdiction corresponding to the Company office to which I am assigned and report, without regard to conflict-of-laws principles. I further agree that any action, suit or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the county corresponding to the Company office to which I am assigned and report, and the Company and I hereby irrevocably submit to the personal jurisdiction of and venue in such courts and waive any objection based on forum non conveniens, improper venue or lack of jurisdiction.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter set forth and documented through this Agreement’s provisions and merges all prior discussions between us. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing signed by me and any individual duly authorized by the board of directors of Evernorth Holdings, Inc. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. I acknowledge and agree that the terms of this Agreement, and any obligations I have by agreeing to its terms, shall continue in effect after the end of my employment. If (a) the Company office to which I am assigned and report is located in a different jurisdiction from my residence; and (b) the laws governing the jurisdiction of my residence prohibit the contractual application of another jurisdiction’s laws to this Agreement, then the laws of the jurisdiction where I reside shall apply.

(c) Severability. I represent and warrant that the restrictive covenants contained in this Agreement are a condition of my employment with the Company and are reasonable and valid in geographical and temporal scope and in all other respects. The provisions of this Agreement are severable and the invalidity of one or more provisions will not affect the validity of any others. To the fullest extent permitted by governing law, if an authorized court or agreed-upon arbitrator determines that a covenant set forth in this Agreement applicable to me (including without limitation, Sections 8(b)-(c)) cannot be enforced as written in some part (such as time, scope of activity or geography), the parties agree to the court or the arbitrator’s enforcement of the restrictions to such lesser extent as would make the obligation reasonable and enforceable, and/or to the reformation of the restriction to make it enforceable, so that the intent of the parties to protect the interests of employer are not defeated. If despite the foregoing any provision contained herein shall be declared invalid or unenforceable in whole or in part, such provision shall be, and shall be deemed to be, dissociated from this Agreement without affecting or impairing the validity of any other provision of this Agreement.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and inure to the benefit of the Company and its successors and assigns. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.

14.	Jurisdiction-Specific Disclosures, Modifications and Clarifications.

I certify that I have reviewed any applicable additional provisions set forth in Appendix A, which modify, amend and/or supplement certain provisions of this Agreement as necessary to ensure compliance with the laws of the jurisdiction governing this Agreement. I further acknowledge and agree that such terms are part of this Agreement.

The parties have executed this Agreement as of the Effective Date.

SIGNATURE PAGE TO FOLLOW

MATT FRYMIER

/s/ Matt Frymier
Name: Matt Frymier
Date: 5/26/2026

PATHFINDER DIGITAL ASSETS LLC

/s/ Asheesh Birla
Name: Asheesh Birla
Title: CEO
Date: 6/8/2026

Appendix A

If the laws of any one of the jurisdictions set forth below apply, I understand and agree that this Agreement is modified to include the terms and/or amendments identified underneath the name of the jurisdiction that applies to this Agreement.

California

If I reside or work in California, then the provisions of Section 8(b)-(c) do not apply to me following the end of my employment with the Company. All other terms and provisions of the Agreement, including my obligations set forth at Sections 2, 4, and 5 are and will remain in full force and effect.

In addition, consistent with the terms of Agreement Section 4(e) and Cal. Lab. Code §§ 2870-2872, I understand and acknowledge that the provisions of this Agreement requiring assignment of Intellectual Property do not apply to any intellectual property that I developed entirely on my own time without using the Company’s equipment, supplies, facilities or trade secret information except for that intellectual property that either: (1) relates at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) results from any work performed by me for the Company.

Colorado

If Colorado law applies to this Agreement, then: (a) I acknowledge that I received notice of the restrictive covenants in this Agreement at Section 8, and their terms, in a separate document before I accepted my offer of employment, or, if I am a current employee at the time I enter into this Agreement, at least fourteen (14) days before the earlier of the effective date or the effective date of any additional compensation or change in the terms or conditions of my employment that provides consideration for the restrictive covenants in this Agreement. I understand that the Company is relying upon the truth of the above representations by me in entering into restrictive covenants with me, and I agree not to assert any claim or defense contrary to these representations; and (b) nothing in this Agreement will require me to adjudicate outside of Colorado the enforceability of a restrictive covenant or require that another state’s law other than Colorado law govern the enforceability of a restrictive covenant that applies to me.

I also understand that “Restricted Customer” defined at Section 8(c) of the Agreement are, as written, limited to those with respect to which I am provided trade secrets in the course of my employment with the Company. Accordingly, the Restricted Customer non-solicitation obligations in Section 8(c) are reasonable and necessary for the protection of the Company’s trade secrets.

The Restricted Customer non-solicitation obligations in Section 8(c) will not be applicable to me after my employment with the Company ends unless my earnings (or expected earnings if employed less than a calendar year) are at least sixty percent of the “Threshold Amount” for highly compensated workers as defined under Col. Rev. Stat. § 8-2-113 (the “Colorado Act”). The Threshold Amount is $127,091 as of January 1, 2025, and will be adjusted annually by the Colorado Division of Labor Standards (if I sign this Agreement in any year after 2025, the adjusted Threshold Amount applies to this provision automatically).

In addition, nothing in this Agreement prohibits me from disclosing information about workplace health and safety practices or hazards or requires me to abide by a workplace policy that would limit or prevent such disclosures, and the Confidential Information obligations in this Agreement do not prohibit disclosure of information that arises from my general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that I otherwise have a right to disclose as legally protected conduct. Nor does anything in this Agreement prohibit me or any other employee or prospective employee from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice.

Illinois

If I reside or work in Illinois at the time I enter into this Agreement, I acknowledge having at least fourteen (14) calendar days to consider and review this Agreement (including all provisions of Section 8) before accepting it. I further acknowledge that the Company has advised me to consult with an attorney before entering into the terms set forth in Agreement Section 8 and that the Company is again advising me to consult with an attorney before entering into such terms.

In addition, consistent with the terms of Agreement Section 4(e), I understand that the provisions of this Agreement requiring assignment of Intellectual Property do not apply to any intellectual property for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.

Kansas

If Kansas law applies to this Agreement, then the invention assignment obligations in this Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, unless: (1) the invention relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by me for the Company. This notice satisfies §(2)(c) of Kansas Statutes Chapter 44, Labor and Industries § 44-130 (the Kansas Inventions Act).

Minnesota

If Minnesota law applies to this Agreement, then: (a) nothing in this Agreement will require me to adjudicate this Agreement or a claim arising in Minnesota outside of Minnesota or deprive me of the substantive protections of Minnesota law with respect to a controversy arising in Minnesota; and (b) the invention assignment obligations in this Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and which does not (i) relate directly to the business of the Company, (ii) relate to the Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by me for the Company. This notice satisfies Subd. 3 of Minn. Stat. 13A §181.78 (the Minnesota Inventions Act).

New Hampshire

If New Hampshire law applies to this Agreement, then I acknowledge that I had advance notice of the terms of this Agreement prior to having to accept the Company’s offer of employment. I understand that the Company is relying upon the truth of this representation in entering into this Agreement with me, and agree not to assert any claim or defense contrary to this representation.

New Jersey

If New Jersey law applies to this Agreement, then: for the avoidance of doubt, this Agreement will not require the assignment of my rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and which does not (a) relate directly to the business of the Company, (b) relate to the Company’s actual or demonstrably anticipated research or development, or (c) result from any work performed by me for the Company.

North Carolina

If North Carolina law applies to this Agreement, then the invention assignment obligations in the Agreement “shall not apply to an invention that the employee developed entirely on their own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.” (1981, c. 488, s. 1.)

Utah

If Utah law applies to this Agreement, then the invention assignment obligations in this Agreement will not require an assignment that would be contrary to Utah Code §34-39-3.

Washington

If Washington law applies to this Agreement, then:

(a)

Section 8(c) is modified and/or clarified to only prohibit the specified post-employment activities for the purpose of having such Restricted Customer cease or reduce the extent to which the Restricted Customer is doing business with the Company.

(b)

For the avoidance of doubt, consistent with Washington law, “Restricted Customer” at Section 8(c) only includes those who are actively transacting business with the Company (i.e., not prospective or former customers).

(c)

Nothing in this Agreement prohibits me from disclosing or discussing conduct I reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the existence of a settlement involving any such event or conduct.

(d)

The invention assignment obligations in this Agreement do not require the assignment of my rights in an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by me for the Company. This notice satisfies § (3) of the Washington Inventions Act.

I further acknowledge that if I am a new employee, I have had advance notice of the terms of this Agreement prior to accepting the Company’s offer of employment (whether verbally or in writing).

Acknowledgement Form

I acknowledge receipt of Pathfinder Digital Assets LLC’s Code of Conduct (the “Code”). I further acknowledge that I read, understand and agree to abide by the terms of the Code.

/s/ Matt Frymier
Signature

Matt Frymier
Name

5/26/2026
Date